UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Streamline Health Solutions, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following information may be used in connection with solicitation communications with institutional stockholders, and is filed hereby to the extent it may be deemed additional soliciting materials within the meaning of the Securities Exchange Act of 1934, as amended.

This supplement dated May 13, 2013, supplements the proxy statement filed with the Securities and Exchange Commission on April 26, 2013, relating to the the annual meeting of the stockholders of Streamline Health Solutions, Inc. (the “Company”) to be held on May 22, 2013, at 9:30 a.m., Eastern Time, at the offices of Streamline Health Solutions, Inc., 1230 Peachtree Street NE, Suite 1000, Atlanta, Georgia 30309.  The purpose of this supplement is to provide information about the Company’s commitment to maintain an average annual burn rate over the next three fiscal years.

Streamline Health Solutions, Inc. commits that, with respect to the number of shares subject to awards granted over the next three fiscal years, February 1, 2013 to January 31, 2016, the Company will maintain an average annual burn rate over that period that does not exceed 9.92% of weighted common shares outstanding. For purposes of calculating the number of shares granted in a particular year, all awards will first be converted into option-share equivalents. In this case, each share that is subject to awards other than options will count as equivalent to 1.5 option shares.